Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS AND INCREASED QUARTERLY DIVIDEND

NORWALK, CT, August 14, 2013 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the fourth quarter and fiscal year ended June 30, 2013.

Sales for the fourth quarter of fiscal year 2013, the three months ended June 30, 2013, amounted to $17,921,000, compared with $15,457,000 for the fourth quarter of fiscal year 2012. Net income for the fourth quarter of fiscal year 2013 amounted to $1,914,000 ($0.22 per share) compared to a net loss of $2,269,000 ($0.26 per share) in the fourth quarter of fiscal year 2012.

For the fiscal year ended June 30, 2013, sales amounted to $57,842,000, compared with $52,610,000 for fiscal year 2012. Net income for fiscal year 2013 amounted to $6,700,000 ($0.78 per share) compared to $1,982,000 ($0.23 per share) in fiscal year 2012.

In the fourth quarter of fiscal years 2013 and 2012, Bolt recorded non-tax deductible charges of $500,000 and $4,500,000, respectively, for additional estimated contingent earnout payments relating to the acquisition of SeaBotix Inc. These charges reflect estimated contingent earnout payments payable by the Company through the end of the earnout period ending December 31, 2014.

Raymond M. Soto, Bolt’s Chairman and CEO, commented, “We are pleased to report that our consolidated sales increased 10% in fiscal year 2013 to $57,842,000 from $52,610,000 in fiscal year 2012 and our income before income taxes and contingent earnout charges increased 14% to $10,691,000 from $9,377,000 last year. The improved results are mainly attributable to our marine seismic data acquisition businesses, which reported a 16% increase in sales and income before taxes. The fiscal year 2013 financial results of our underwater robotic vehicles business were slightly below fiscal year 2012 levels.”

Mr. Soto concluded, “Fiscal year 2013 was a successful year for our Company and we look forward to continued success in fiscal year 2014.”

The Company also announced that its Board of Directors has approved an increase in the Company’s quarterly dividend from $0.07 per common share to $0.09 per common share. The increased quarterly dividend will be paid on October 3, 2013 to stockholders of record on September 5, 2013.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2013	2012	2013	2012
Sales	$17,921,000	$15,457,000	$57,842,000	$52,610,000
Costs and expenses	14,332,000	12,141,000	47,151,000	43,233,000
Adjustment of contingent earnout	500,000	4,500,000	500,000	4,500,000

Income (Loss) before income taxes	3,089,000	(1,184,000)	10,191,000	4,877,000
Provision for income taxes	1,175,000	1,085,000	3,491,000	2,895,000
Net Income (Loss)	$1,914,000	$(2,269,000)	$6,700,000	$1,982,000

Earnings (Loss) per share	$0.22	$(0.26)	$0.78	$0.23

Average shares outstanding	8,631,000	8,566,000	8,611,000	8,596,000

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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